EXHIBIT 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

TESSERA, INC.

TCC Master License Agreement

This Agreement is entered into as of this seventh day of July, 1994, between TESSERA INC., a corporation organized under the laws of Delaware (“Tessera”) and HITACHI, LTD., a corporation organized under the laws of Japan (“Licensee”); unless otherwise specified, all reference to Licensee shall mean the Semiconductor and Integrated Circuit division of Hitachi, Ltd., with reference to the following facts:

Scope:

WHEREAS, Tessera owns certain semiconductor integrated circuit (“IC”) packaging technology it calls TCC technology and certain other IC tape mounting technology it calls TCMT technology and certain other related technology for the manufacture of laminated substrates for IC interconnect it calls TLS technology, where said technologies include manufacturing processes, device designs and specifications, including design rules and certain other proprietary information and technology required to manufacture TCCs and multi-chip modules (“MCMs”) made with TCCs, (collectively, the “Technology”) (each of the foregoing capitalized terms is more particularly described herein): and

WHEREAS, Licensee wishes to use the Technology including Tessera’s intellectual property rights to: manufacture, or have others manufacture, TLS or TCMT materials; assemble ICs that it may own onto said TCMT materials as TCCs; assemble MCMs using TCCs and TLS materials; and market and sell such TCCs (except as provided for herein) and MCMs and related packages, materials and services all in accordance with the terms hereof; and

WHEREAS, Tessera is in the business, among other things, of manufacturing, assembling, and selling TCCs and MCMs to customers as well as distributing (reselling) certain TCCs assembled by others to MCM assemblers; and

WHEREAS, Tessera and Licensee wish to market, promote, and promulgate TCMT, TCCs, and MCMs made with TCCs as standards with industry wide acceptance, and to foster the rapid growth of an infrastructure of materials suppliers and of assembly, burn-in, and test equipment manufacturers all supporting TCC and TCMT standards; and

WHEREAS, Tessera and Licensee wish to ensure and maintain TCMT, TCC, and TLS Specifications and Standards along with manufacturing specifications and quality standards for same;

The Parties Hereto Agree:

I. Definitions:

As used herein, the following terms shall have the following meaning:

A. The term “Affiliate” means any company of which fifty percent (50%) or more of the voting stock is owned or controlled by Licensee. A company shall be considered an Affiliate only so long as such majority ownership or control exists.

B. The term “Packaging-Related”, as applied to any item (including any information, idea, invention or know-how, Licensee’s Improvement or Tessera Patent), means only such item that is both: (a) related to TCC, TLS, TCMT and MCMs (limited to the extent MCMs are subject to valid claims in Tessera Patents covering TCC), and (b) substantially related to the physical structures and/or stages of assemblies, components and/or methods for packaging, mounting or connecting semi-conductor chips. Items which relate only to the electrical circuitry embodied in semi-conductor chips or assemblies, and which do not relate to said physical structures or stages of assembly are not Packing-Related.

C. The term “Technology” means the Technical Information and Tessera Patent relating to design, manufacture, assembly, packaging, and use of TCC, TLS, TCMT and MCMs including all Packaging-Related know-how owned or controlled and used by Tessera.

D. The term “Technical Information” means all Tessera’s technical information relating to Technology where Technical Information may be proprietary and/or confidential, including, without limitation, material specifications, current best method of manufacture and assembly, plating processes, tooling specifications, design methods, techniques, and including necessary Tessera know-how, proprietary software, and other Tessera engineering data and test result which may be needed by Licensee (all of the foregoing to be mutually agreed upon by the parties) to exercise the rights, licenses and privileges of the licenses granted hereunder.

E. The term “Patent” means letters patent, utility models, and applications therefor in all countries of the world, including re-issues, continuations, and all corresponding foreign patents.

F. The term “Tessera Patent” means Patent (i) which had or have a first effective filing date in any country prior to expiration or termination of this Agreement, (ii) which arise out of inventions made and/or acquired by Tessera based on the Technology prior to expiration or termination of this Agreement, and/or (iii) under which Tessera or any successor thereof has as of the Effective Date and during the term of this Agreement, the right to grant licenses of the scope granted herein without the payment of royalty or other consideration to third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof, including US patents and US patent applications set forth in Schedule A attached.

G. The term “Coarse Pitch” means TCMT, TLS, TCCs, MCMs, MCM Components, or other package or material made under or using the Technology which is neither Fine Pitch nor High Performance.

H. The term “Fine Pitch” means TCMT, TLS, TCCs, MCMs, MCM Components, or other Packaging-Related material made under or using the Technology which (a) is not High Performance as defined below; and (b) incorporates on an element other than a semiconductor chip, an array of electrical contacts or bumps having a contact pitch that is less than 1.0 millimeter.

I. The term “High Performance” means TCMT, TLS, TCCs, MCM, MCM Components, or other Packaging-Related material made under or using the Technology which incorporates on an element other than a semi-conductor chip, an array of electrical contacts or bumps having contact pitch that is less than 0.5 millimeter.

J. A “TCC” is a Tessera Compliant Chip, an IC device which is made or packaged under or using the Technology with an area array of coplanar contacts or bumps on a grid spacing (“BGA”): a TCC comprises an IC die and a thin compliant multi-layer structure mounted to the bonding pad side of said IC die, with permanent flexible electrical connections between at least one of said bumps and corresponding bonding pad(s) on said IC die, where said pad(s) can be arranged on the perimeter, or the interior, or in an area array on the surface of said IC die.

K. “TLS” means proprietary Tessera Laminated Substrates for MCMs and IC interconnect substrates made under or using the Technology comprised of sub laminate signal layers and interconnecting interposer layers that may be individually personalized and assembled by means of lamination into electrical interconnecting substrates for use in MCMs or other IC packages.

L. “TCMT” for ICs is Tessera Compliant Mounting Tape, a multi-layer flexible film made under or using the Technology comprising a first layer of flexible film with electrical contacts arranged in an area array, each connected to one or more flexible conductors terminating in features disposed and suitable for direct wire bonding to bonding pads of said IC, plus possible optional signal or ground plane wiring layers, and a possible layer of compliant material attached to first said layer on the side opposite the bumps on the BGA.

M. An “MCM” is a Multi-Chip Module, an IC sub assembly (Daughter Board), made under or using the Technology comprising at least one TCC, including the first wiring substrate it may be attached to, whether permanently attached or not, and further including those ICs, TCCs, components, heat spreaders, sealing caps, and sub assemblies that are ultimately attached or connected to the same first wiring substrate (all of the foregoing and nothing else), and where said IC sub assembly is designed and intended for connection, by means of a socket or other suitable method, to a greater electronic system for data I/O, instructions, control signals, and access to system power and ground.

N. An “MCM Component” is a partially completed MCM incorporating at least one TCC, whether permanently attached or not, and which may be arranged to allow for later removal of said TCC(s) and/or further incorporation of other TCCs, chips, passives, heat spreaders, scaling caps, or other components.

O. “Licensee’s Improvements” means Packaging-Related device design modifications, derivatives, improvements, or enhanced device specifications, relating only to the TCC, TLS, TCMT, and MCMs, that may be made by Licensee based on Technology or arising out of Technical Information provided under this Agreement, or proposed for incorporation into the Specifications during the term of this Agreement. In case of Patent, Licensee’s Improvement shall be limited to Patent which (i) arise out of inventions made based on the Technology, and (ii) either (x) which is owned and controlled by Licensee or (y) which is licensed by Licensee and under which license, Licensee has a right to grant a license to Tessera (provided such license permits Licensee to grant licenses of the scope granted herein without payment of royalty or other consideration to third parties except for any consideration paid to such parties for inventions made by said parties while hired or employed by Licensee under subcontract arrangement despite of payment). The parties agree that Licensee’s Improvements shall not include any inventions of Licensee, (or Patent of Licensee for such invention) except to the extent that (1) such invention arises out of Technical Information or Technology hereunder (excluding information disclosed in issued patents), or (2) the use of such invention would infringe one or more valid Tessera Patents.

P. “Specifications” means the standardized engineering specifications used to describe in detail, materials and dimensions for TCMT, TCCs and TLS sold commercially, as the same may be modified or amended from time to time by the Standards Committee. A copy of the Specifications is attached hereto in its current form as Appendix A. Licensee may modify the TCMT, TCC and TLS specifications that it uses by disclosing and registering such proposed modifications with the Standards Committee.

Q. “Standards” means the JEDEC Standards or similar standards for external device properties and/or measurements pursuant to which all TCMT, TCC or TLS will be made.

R. The term “Effective Date” means the date when the last of the following event occurs:

1. Execution of this Agreement by both parties, and

2. Approval of this Agreement by the Board of Directors of both parties, if necessary, and

3. All approvals of this Agreement, if necessary, by the Japanese and/or US Government.

Notwithstanding the foregoing, if the Effective Date does not occur within 30 days of execution of this Agreement, either Party may terminate this Agreement.

S. The term “Motherboard” means a greater electronic system circuit board, or substrate to which a TCC or MCM Component is attached for data I/O, instructions, control signals, and access to system power and ground.

T. The Term “Ex-factory Price” means the price, FOB the factory dock, at which Licensee sells or transfers items licensed hereunder to its sales subsidiaries or other customers.

Said Ex-factory Price shall not include: sales returns, shipping charges, discounts, commodity, excise or sales or similar taxes, or other expenses or costs occurring downstream from the FOB point.

II. Licensee Rights:

A. License Grant. Subject to the terms and conditions hereinafter set forth, Licensee’s agreement to the provisions hereof including all attachments hereto, and Licensee’s payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable license to use the Technology including Tessera Patents to manufacture, or have manufactured, TCMT materials and TLS materials, and to package and assemble, or to have packaged and assembled, ICs it may own as TCCs, and to assemble or have assembled such devices into MCMs with or without TLS materials, all of the foregoing made or assembled according to Specifications, and to sell TCMT, TLS, MCMs, MCM Components, and TCCs on a world wide basis.

B. TCMT and TLS materials. Licensee may sell, distribute or otherwise transfer TCMT or TLS related materials only to Tessera or its licensees. To ensure compliance with the foregoing sentence, Licensee will obtain the prior written consent of Tessera prior to selling TCMT or TLS related materials to such customer, but only as to the first sale of TLS or TCMTs to such customer.

C. Licenses to Affiliates: Tessera agrees that Licensee may grant a sublicense, under the license granted to Licensee hereunder, to any Affiliate of Licensee, including any parent company or affiliate thereof, (an “Affiliate-Licensee”) pursuant to a sublicense agreement (“Sublicense”) providing that: (a) Licensee shall promptly provide Tessera with a signed original English Language copy of each Sublicense; (b)Each such Sublicense shall not grant rights inconsistent with this agreement (e.g. the term of the Sublicense cannot exceed the term of this Agreement and shall incorporate any adjustments that may be necessary to achieve for Tessera the same rights, benefits and protections as provided herein; (c) Royalty payments shall be made directly from such Affiliate-Licensee to Tessera. In the event such Affiliate-Licensee has breached the Sublicense and such breach is not cured by Licensee within 60 days, such breach will be deemed to be a material breach of this Agreement, and Tessera may pursue all of its available remedies.

III. Fee and Royalty:

A. Transfer Fee. Within forty-five (45) days after Effective Date of this Agreement, as consideration for the licenses and the rights and privileges hereof, Licensee shall pay to Tessera the sum of [*] US Dollars (US $[*]; the “Transfer Fee”).

B. Royalty. In addition to Transfer Fee, Licensee shall pay running royalties for the licenses of Tessera Patent hereunder, if used, twice annually to Tessera during the term of this agreement. Said royalty payments shall be calculated as the sum of the following:

(I) TCMT and TLS materials. There is [*] for TCMT or TLS related materials sold to Tessera or its Licensees under Paragraph II. B., unless such TCMT or TLS material is included with a royalty-bearing TCC, MCM Component or MCM.

(ii) TLS. For internal sales or transfers of TLS or related materials, the payable royalty shall be [*] percent ([*]%) of the total Ex-factory Price of such TLS as determined in Subparagraph (vii) below. External sales to non-Affiliates of TLS or related materials shall be made only to Tessera or its licensees, and shall be royalty free.

(iii). Coarse Pitch TCCs. For sales or other transfers of Coarse Pitch TCCs, whether manufactured for sale or internal use, the payable royalty shall be calculated on Licensee’s total unit volume of IC bonds, leads, or equivalent connections made or bonded in Coarse Pitch TCCs or other Coarse Pitch packages. Said royalty shall be paid in the amount of [*] ($[*]) per each bond or connection made to ICs so connected.

(iv). MCMs containing (i) a Fine Pitch or High Performance TCC or (ii) Fine Pitch or High Performance MCM Components. For sales or other transfers of MCMs containing (i) a Fine Pitch or High Performance TCC or (ii) Fine Pitch or High Performance MCM Components, whether manufactured for sale or internal use, the payable royalty shall be [*] percent ([*]%) of the total Ex-factory Price of such MCMs.

(v). Fine Pitch or High Performance TCC, and Fine Pitch or High Performance MCM Components assembled directly onto a Motherboard. For sales or other transfers of Fine Pitch or High Performance TCCs and Fine Pitch or High Performance MCM Components, which are assembled directly onto a Motherboard by Licensee, whether manufactured for sale or internal use, the payable royalty shall be [*] Percent ([*]%) of the fair market value of such Fine Pitch or High Performance TCC, or Fine Pitch or High Performance MCM Components manufactured by Licensee. For the purpose of determining such fair market value, Licensee’s Ex-factory Price shall be deemed to be the fair market value at which such Fine Pitch or High Performance TCC, or Fine Pitch or High Performance MCM Components are currently being sold by Licensee to the trade in arm’s length transaction in the ordinary course of business.

(vi). Direct Sales. For sales or other transfers of Fine Pitch and High Performance TCCs, and Fine Pitch or High Performance MCM Components directly to customers the payable royalty shall be (a) [*] Percent ([*]%) of the Ex-factory Price of Fine Pitch TCCs and MCM Components manufactured by Licensee and (b) [*] Percent ([*]%) of the Ex-factory Price of High Performance TCCs and MCM Components.

(vii) Internal Use. In the event a royalty bearing item (e.g. TLS or MCM) is used internally by Licensee or its Affiliates, and the Ex-factory Price for such item is not available, the ex-factory price will be estimated based on the sum of the anticipated costs for manufacturing such item and a reasonable profit margin pursuant to formulas and general accounting principles used by Licensee to calculate Ex-factory Price in similar circumstances.

IV. Licensee Reports and Payment:

Royalties shall be paid twice annually for the period beginning December 21 and ending June 20, and the period beginning June 21 and ending December 20 (each six month period hereinafter referred to as a “Payment Period”). Licensee shall deliver to Tessera within sixty (60) days after the end of each Payment Period, beginning with the first Payment Period, a written report            , for the applicable Payment Period, describing: (a) the basis upon which royalties have been calculated (including sales by product type) and (b) the total royalty due on such payments for each of the foregoing. Each report for a Payment Period shall be accompanied by full payment to Tessera on the royalties payable hereunder for such payment Period. All payments under this Paragraph shall be made in US Dollars by wire transfer to such bank or account as Tessera may from time to time designate in writing.

Payments shall be considered to be made as of the day on which they are received in Tessera’s designated bank or account.

V. Technology Transfer:

A. In addition to granting of the aforesaid licenses under the Technology, upon Effective Date of this Agreement and the payment of the entire amount of the Transfer Fee described in Paragraph III above, Tessera will transfer to Licensee the Specifications and Technical Information as defined in Paragraph I, (to the extent available in writing).

B. Furthermore, Tessera will make available in a timely fashion, all Improvements including changes, and modifications in Specifications, methods and materials during the term of this Agreement. Notwithstanding the foregoing, Tessera is under no obligation to transfer and/or license any information whether confidential, proprietary or otherwise that it may be prohibited from transferring to Licensee by contract with a third party or applicable law. Two copies of all documentation will be furnished to Licensee.

C. For a period of up to twelve (12) months commencing with the Effective Date of this Agreement, and according to a mutually agreeable time schedule and manpower assignment schedule, Tessera will make certain of its engineering staff available at its San Jose facilities for transfer activities, including joint activities with Licensee’s engineers in both San Jose and Japan, as may be necessary in accordance with mutual agreement to successfully complete the transfer; provided, however, Tessera shall not be obligated to provide more than [*]

D. Additional engineering support (not to exceed One Hundred and Twenty (120) working man-days) beyond the initial twelve month period for an additional twelve (12) month period may be made available, according to a mutually agreeable time schedule and manpower assignment schedule, at a per diem rate of US $[*] per support engineer, plus reasonable air travel and hotel charges. Any support or other services required thereafter may be provided upon terms mutually agreeable to the parties.

VI. Licensee’s Improvements:

A. Licensee hereby grants to Tessera a (a) fully-paid, non-sublicensable, non-transferable, perpetual, right to use Licensee’s Improvements, which includes rights under Licensee’s Patents that are included within Licensee’s Improvements as set forth in Paragraph I. O. and that have a first effective filing date during the term of this Agreement, to manufacture, have manufactured for Tessera, use or sell TCC, TLS, TCMT, MCM, and MCM Components.

B. Tessera agrees that Licensee may use any Licensee’s Improvements to which Licensee has granted to Tessera the rights and licenses described in this Paragraph VI, and Licensee agrees that it shall not use Licensee’s Improvements that has not been licensed in accordance with this Paragraph VI.

C. Licensee agrees to grant to the other licensees of Tessera a non-exclusive, non-transferable, non-sublicensable license under Licensee’s Patents covering any inventions contained in such Licensee’s Improvements which will have a first effective filing date during the term of this Agreement, on reasonable terms and conditions, provided that such other licensees grant to Licensee similar licenses under any of such other licensees’ patents relating to any improvements developed by such other licensee on similar terms and conditions. In no event shall Licensee be under an obligation to grant such licenses to other licensees of Tessera, unless said Improvements are used in items licensed hereunder which are sold externally to non-affiliates or proposed for incorporation into the Specifications.

VII. Purchase Right:

A. In consideration of the strategic alliance between the parties established by this Agreement, Licensee agrees that Tessera may purchase for its own system level manufacturing, any of Licensee’s standard products, whether packaged as TCCs, MCMs or otherwise, from Licensee’s Sales Affiliate(s), and such purchases shall be covered under a separate mutually satisfactory Sales Agreement negotiated in good faith between Tessera and said Sales Affiliate(s).

VIII. Standards Committee:

Tessera agrees to establish (and Licensee agrees to participate thereon) a Standards Committee composed of Tessera, Licensee, other Tessera licensees and customers. Said Standards Committee is intended to establish and promulgate TCMT, TCC, and TLS Standards for use by all Suppliers and licensees of Tessera and customers throughout the industry.

IX. Supplier:

Licensee, at its sole option, may enter subcontract agreements (“Subcontract”) with subcontract suppliers (“Supplier”) for the manufacture of any TCC or TCMT or other package, material or service covered under Technology and/or Tessera Patents, provided that: (a) Licensee shall use its best efforts to ensure that each Supplier performs its duties and responsibilities of this Paragraph IX., and (b) that prior to any disclosure of Tessera confidential information or prior to the manufacture of any item covered by the Technology, Licensee shall deliver a copy of each such Subcontract to Tessera. Licensee warrants that each such Subcontract shall contain the terms specified in Attachment B.

X. Term and Termination:

A. Term: This Agreement shall become effective on Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until it automatically expires on the tenth (10th) anniversary of the Effective Date provided that:

1. The parties agree to meet between the fourth and fifth anniversaries of the Effective Date, and discuss the terms of the Agreement, including the Specifications and definitions of Coarse Pitch, Fine Pitch, and High Performance, and other matters concerning the parties.

2. On or before January 1, 2004, Licensee must elect one of the following options and notify Tessera in writing of its election, for the period beginning upon the expiration of this Agreement:

a. Licensee may elect to extend the term of this Agreement for five years, which includes (i) continuing, for the said five year period, the payment of full royalties hereunder, and (ii) continuing during such five year period, all of the obligations, privileges, rights and licenses granted to the parties hereunder including Tessera Patent and Licensee’s right to receive from Tessera the Technical Information relating to the Improvements to be made by Tessera up to the expiration of such five year period; or

b. If Licensee wishes to use further any valid Tessera Patent granted prior to the expiration of this Agreement, Licensee may elect to enter into a patent license agreement with Tessera for all such validly issued Tessera Patent and shall pay one-half ( 1/2) of royalties hereunder for five (5) additional years; or

c. Licensee may elect to permit the Agreement to expire in accordance with its terms (including termination of any payments of royalties to Tessera and any rights of Licensee to use further any Tessera Patent licensed hereunder).

3. Licensee shall give Tessera written notice of its elected option by January 1, 2004. In the event Licensee elects option (a) or (b) above, the parties agree to meet at a mutually agreed time and place in the year 2008 to discuss and negotiate in good faith the reasonable terms and conditions for a patent cross license agreement between the parties concerning any valid patents owned by either party relating to the Technology or any Packaging Related improvements thereto, not otherwise covered in the provisions of Subparagraph B. below, or Paragraph VI hereof.

B. Paid-up license: Upon expiration of any extension hereof under option (a) above or expiration of any one-half royalty patent license under (b) above, Licensee shall have a fully paid-up and perpetual license on the terms set forth herein to use Technology to the same extent as Licensee has been licensed to use Technology immediately prior to such expiration. Said paid-up license shall be as follows:

1. in the event that Licensee elects option (a.) above, such license shall be for Tessera Patent granted for fifteen (15) years from the Effective Date; or

2. in the event that Licensee elects option (b) above, such license shall be for Tessera Patent granted for ten (10) years from the effective date,

C. Termination for Breach: Either party may terminate this Agreement due to the other party’s breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including, without limitation, failure to pay royalties and challenging the validity of the Tessera Patents). The parties agree that such breach will cause substantial damages to the party not in breach. Therefore, the nonbreaching party may terminate this Agreement if such breach is not cured within sixty (60) days of notice thereof, and upon termination, the non-breaching party shall have an option to terminate the obligations of both of the parties to transfer or license Technology, Technical Information, Tessera Patent or Licensee’s Improvement, that is filed after the date of termination for breach, with the parties retaining all rights to use any Technical Information and Technology transferred prior to such termination for breach and/or Tessera Patent and Patent covering any inventions in Licensee’s Improvements, to the extent licensed hereunder, just prior to such termination for breach, all such rights remaining in full force and good standing, subject to continuation of the royalty payments as stipulated in Paragraph III hereof.

D. Termination after Assignment: In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party (“Selling Party”), the Selling Party shall notify the other party of such sale or assignment of assets or the third party’s acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such third party stating that such third party shall expressly undertake all the terms and conditions of this Agreement to be performed by Selling Party. In the event that such assignee/transferee fails to fulfill its obligations under this Agreement, the other party shall have a right to terminate this Agreement as provided in Subparagraph C. above; or in the event that such failure constitutes a material breach of this Agreement by such assignee/transferee, the other party may terminate this Agreement for cause if said breach is not cured within said (60) days, and if this Agreement is terminated pursuant to this Paragraph, both parties shall receive a fully paid and perpetual license right under Patents and/or Improvements to the same extent that such rights existed just prior to such breach, and the obligations of both parties to further transfer or license any Patent or Improvement shall terminate upon the date said breach is alleged.

E. Termination for Bankruptcy: In the event that one party becomes bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice, and upon such termination. the non-bankrupt party shall have an option to terminate the obligations of both the parties to transfer or license Technology, Technical Information, Tessera

Patent, or Licensee’s Improvement that is filed after the date of termination for bankruptcy, with the parties retaining all rights to use any Technical Information and Technology transferred prior to such termination and/or Tessera Patent and Patent covering any inventions in Licensee’s Improvements, to the extent licensed hereunder, just prior to such termination for bankruptcy, all such rights remaining in full force and good standing, subject to continuation of the royalty payments as stipulated in Paragraph III hereof.

F. Survival Clause: Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

1. Licensee’s obligation to make payment ot Tessera accrued under this Agreement on or prior to expiration or termination.

2. Licensee’s obligation to submit written report stipulated in Paragraph IV, Licensee Reports and Payment, and to permit the inspection and audit of its account record stipulated in Paragraph XI, Reasonable Audit.

3. The rights and licenses of Tessera to use all improvements that may be granted during the term of this Agreement, and licenses to any inventions contained in Licensee’s Improvements granted under Paragraph VI. hereof

4. Obligation of both parties stipulated in Paragraph XIV, Non-Disclosure.

5. Paragraph X, Term and Termination.

6. Paragraph XII, No Warranties

7. Paragraph XIII, Limitation on Damages

8. Paragraph XV, Indemnity

9. Paragraph XVI, Miscellaneous

XI. Reasonable Audit:

Upon reasonable written prior notice, Tessera shall have the right to examine and audit, through an independent third party CPA firm, at its expense and not more frequently than once per year, all records of Licensee that may contain information bearing upon the amount of fees payable under this Agreement; provided, however, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any proprietary information obtained during the course of such audit. The results of any such audit shall be final, and within thirty (30) days after receiving the auditor’s report, Licensee shall make payment to Tessera of any amount which may be found to be payable if any.

XII. No Warranties:

Licensee acknowledges and agrees that the rights and licenses, Technology and Specifications granted or otherwise provided hereunder are provided to Licensee “AS IS”, with no warranty of any kind. TESSERA MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera makes no warranty that the Technology or Specifications will be sufficient or yield any particular result.

XIII. Limitation on Damages:

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT.

XIV. Non-disclosure and Use of Confidential Information:

A. Non-Disclosure: The parties agree that all confidential information, (hereinafter “Confidential Information”) disclosed either orally or in writing by one party to the other pursuant to this Agreement shall, for a period of eight (8) years from the date of first receipt of this information, not be used except in accordance with the rights and licenses granted pursuant to this Agreement and shall be maintained in confidence by the receiving party, provided, however, that such information is designated and marked as being confidential in nature by the disclosing party at the time of disclosure to the receiving party and provided further that such information, if disclosed orally, is reduced to writing, marked as being confidential, and delivered to the receiving party within thirty(30) days after such disclosure. Such Confidential Information may be disclosed only to employees of the receiving party who have a specific need to know such information for the purpose of the disclosing party. Notwithstanding the foregoing provisions of this Paragraph:

1. The receiving party’s obligation with respect to keeping information confidential shall terminate with respect to any part of such information which appears in issued patents or printed publications or which ceases to be confidential or enters the public domain through no fault of the receiving party;

2. The receiving party shall not be precluded from disclosing or making any use whatsoever of any information which it can show was in its possession prior to the disclosure made by the furnishing party or which subsequently came into the receiving party’s possession through channels independent of the furnishing party or which was independently developed by the receiving party;

3. For the purpose of keeping information confidential the receiving party shall use efforts commensurate with those which it employs for the protection of corresponding information of its own, but shall not be liable for unauthorized or inadvertent use or disclosures of information which occur in spite of such efforts;

4. The receiving party shall not be liable for any disclosure resulting from the sale of any product or component; and

5. The receiving party may disclose confidential information of the party to the receiving party’s Suppliers or vendors where necessary for the manufacture, use or sale of products by the receiving party, as provided for in the Subcontract as attached in Attachment B.

6. The receiving party may disclose Confidential Information which is inherently required for normal conduct of business, subject to exercise of the same degree of care that the receiving party normally exercises with respect to its own Confidential Information.

7. Prior to any other disclosure or use that would constitute disclosure of Confidential Information received hereunder, the receiving party shall obtain written permission of the disclosing party for such use, which permission shall not be unreasonably withheld.

B. Right to Use Confidential Information: Notwithstanding the provisions of Subparagraph A. above, the parties agree that either party may use Technical Information, Improvements, Licensee’s Improvements, or Licensee’s Confidential Information disclosed hereunder of the other party for purposes other than those contemplated within the scope of this agreement, and neither party will assert against the other party any claim for such use of such information, subject to the terms and conditions stipulated in Paragraph XIV-A. in this Agreement. In the event of any use of any Patent for purposes outside of those comtemplated within the scope of this Agreement, the parties agree to negotiate in good faith the terms and conditions for licensing such Patent.

XV. Indemnity:

A. Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney’s’ fees and expenses) arising out of or related to Licensee’s use of the Technology.

B. Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) arising out of or related to Tessera’s use of Licensee Improvements.

XVI. Miscellaneous:

The following additional terms shall apply to this Agreement:

A. Governing Law, Arbitration: This Agreement shall be governed, interpreted and construed in accordance with the laws of the States of California. Both parities shall use their best efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, such disputes, controversies, claims or differences (except those regarding Patents), shall be finally settled by arbitration under the rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said rules. Judgment on the award rendered by the arbitrators shall be final. If a claim is brought by Tessera (except for nonpayment of royalties), the location of the arbitration shall be Tokyo, Japan. If a claim is brought by Licensee or by Tessera for nonpayment of royalties, the location of the arbitration shall be San Jose, California.

B. No Waiver: No failure or delay on either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

C. Notices: All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

Tessera:	Tessera, Inc.

3099 Orchard Drive

San Jose, California 95134

Facsimile No.: 408-894-0768

Attn: Chief Executive Officer

Licensee: Hitachi,	Ltd.

6, Kanda-Surugadai 4-chome, Chiyoda-ku,

Tokyo, 101 Japan

Facsimile No.: 81-3-3258-5214

Attn: Department Manager,

American Business Development Department

Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

D. Patent notices. Licensee agrees to affix each system, component, item, product, material or sub laminate made under this Agreement, with the appropriate patent notice or other notices indicating that such system, component, item, product, material or sub laminate is made under license from Tessera and bearing the appropriate patent number(s) and such other information or marks, including, in Tessera’s discretion, trademarks owned by Tessera, as Tessera may from time to time designate. Notwithstanding the foregoing, if it is not physically possible or reasonably practical to affix such notices directly on a system, component, item, product, material or sub laminate, the Licensee agrees to indicate such appropriate notice on each package or container enclosing the same.

E. Entire Understanding. This Agreement embodies the entire understanding between the parities relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

F. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

G. Responsibility for Taxes. Licensee may deduct any pay on behalf of Tessera the ten(10) percent withholding tax currently imposed on royalties under the United States—Japan Treaty for the Avoidance of Double Taxation, and Licensee shall send tax certificates which is equivalent to ten percent (10%) of the royalty amount due to Tessera provided for in this Agreement.

H. Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

I. Export Regulations. Both parties shall comply with the laws and regulations of the government of the United States and Japan, and of any other country as applicable relating to the export of commodities and technical data, any direct product of such data, or any product received from the other, to any proscribed country listed in such laws and regulations unless properly authorized by the appropriate government, and not knowingly export, or allow the export or re-export of any Technology or Proprietary Information, or any system, component, item, material or package made under or using the foregoing, in violation of any restrictions, laws or regulations, or without all required licenses and authorizations, to Afghanistan, the People’s Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the US Export Administration Regulations (or any successor supplement or regulations).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

For TESSERA INC.:	For HITACHI, LTD.:

/s/ JOHN W. SMITH, JR.	/s/ TSUGIO MAKIMOTO, PH.D.

John W. Smith, Jr. President and CEO	Tsugio Makimoto, Ph.D. Executive Managing Director General Manager Semiconductor & Integrated Circuits Division

ATTACHMENT B

(Subcontract)

A. Management of Trade Secrets and Intellectual Property:

Supplier agrees that Supplier shall appoint a bona fide manager and shall manage as a fiduciary any and all Intellectual Property Rights such as patents or copyrights, or other confidential information or Trade Secrets, disclosed or granted for use under each such Subcontract, whether said Intellectual Property, Trade Secret or confidential information is owned by Hitachi or by others, including Tessera. Supplier further agrees to comply with the following;

1. Supplier shall not exercise any Intellectual Property Right and/or Trade Secret Right for purpose other than manufacturing for Hitachi as stipulated in such Subcontract.

2. Unless otherwise agreed in writing in Hitachi or other owner of such Trade Secret, Supplier shall not disclose any Trade Secret including Tessera’s Trade Secrets to any third party. Supplier also shall not grant any license or right to use same without prior written permission from Hitachi or the rightful owner of such Trade Secret or Intellectual Property, or right thereto.

B. Ownership of Trade Secrets and Intellectual Property Rights:

In the event that Supplier manufactures materials based on Hitachi’s (or Tessera’s) technical information and/or Patents, such as, but not limited to: specifications, drawings, programs, processes, then all the trade secret rights and/or intellectual property rights arising from such Supplier’s manufacturing of materials or processes under such Subcontract shall be owned by Hitachi, or Tessera in the case of rights arising out of Supplier’s manufacturing based on Tessera’s technical information and/or Patents as more completely described in this paragraph above, or jointly by Hitachi and Tessera if said information is jointly Hitachi’s and Tessera’s.

C. Damages suffered through Supplier’s Breach of its obligations:

Supplier agrees to Hitachi that it shall indemnify and hold harmless Hitachi and Tessera from any and all costs and damages arising from any breach by Supplier of Supplier’s foregoing obligations.

APPENDIX A

Tessera Standards attached

SCHEDULE A

ALL TESSERA PATENTS

AS OF JUNE 17, 1994

				TITLE	ACT DUE	DUE DATE
TESSERA 3.0-001	APPLICATION: PATENT:	586,758 5,148,266	24SE1990 15SE1992	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME	EXPIRES NXT TAX	15SE2009 15MR1996

TESSERA 3.0-001 CIP DIV	APPLICATION: PATENT:	864,596	07AP1992	SEMICONDUCTOR CHIP ASSEMBLES WITH FAN-IN LEADS	ABANDONED

TESSERA 3.0-001 CIP	APPLICATION: PATENT:	673,020 5,148,265	21MR1991 15SE1992	SEMICONDUCTOR CHIP ASSEMBLY WITH FAN-IN LEADS	EXPIRES NXT TAX	15SE2009 15MR1996

TESSERA 3.0-001 CIP II*	APPLICATION:	765,928	24SE1991	SEMICONDUCTOR CHIP ASSEMBLIES	ART ENTRD7	08JE1994
	PATENT:			WITH FACE-UP MOUNTING AND REAR-SURFACE CONNECTION TO SUBSTRATE	(ALLOWED)

TESSERA 3.0-001 DIV	APPLICATION:	865,984	09AP1992	SEMICONDUCTOR CHIP ASSEMBLIES	FILE DIV	22JE1994
	PATENT:			AND METHODS OF MAKING SAME	(ALLOWED)

TESSERA 3.0-001 CIP DIV FWC	APPLICATION: PATENT:	019,994 5,258,330	17FE1993 02NO1993	SEMICONDUCTOR CHIP ASSEMBLIES WITH FAN-IN LEADS	EXPIRES NXT TAX	02NO2010 02MY1997

TESSERA 3.0-003	APPLICATION: PATENT:	815,401	31DE1991	MULTI-LAYER CIRCUIT STRUCTURES METHODS OF MAKING SAME AND COMPONENTS FOR USE THEREIN	(ALLOWED)

TESSERA 3.4-003/007 EUROPAT	APPLICATION: PATENT:			MULTI-LAYER CIRCUIT CONSTRUCTION METHODS AND STRUCTURES WITH CUSTOMIZATION FEATURES AND COMPONENTS FOR USE THEREIN

TESSERA 3.4-003/007 JAPAN	APPLICATION: PATENT:			MULTI-LAYER CIRCUIT CONSTRUCTION METHODS AND STRUCTURES WITH CUSTOMIZATION FEATURES AND COMPONENTS FOR USE THEREIN

TESSERA 3.4-003/007	APPLICATION: PATENT:	PCT/US92/11395	30DE1992	MULTI-LAYER CIRCUIT CONSTRUCTION METHODS AND STRUCTURES WITH CUSTOMIZATION FEATURES AND COMPONENTS FOR USE THEREIN

TESSERA 3.0-007	APPLICATION: PATENT:	816,634 5,282,312	31DE1991 01FE1994	MULTI-LAYER CIRCUIT CONSTRUCTION METHODS AND STRUCTURES WITH CUSTOMIZATION FEATURES AND COMPONENTS FOR	EXPIRES NXT TAX	01FE2011 01AU1997

18

ALL TESSERA PATENTS

AS OF JUNE 17, 1994

				TITLE	ACT DUE	DUE DATE
TESSERA 3.0-007 DIV	APPLICATION: PATENT:	105,641	12AU1993	MULTI-LAYER CIRCUIT CONSTRUC- TION METHODS AND STRUCTURES WITH CUSTOMIZATION FEATURES AND COMPONENTS FOR USE THEREIN	AMENDMENT	28MY1994

TESSERA 3.0-008	APPLICATION:	919,772	24JL1992	SEMICONDUCTOR CONNECTION	FILE DIV	05JL1994
	PATENT:			COMPONENTS HAVING LEAD CONNECTION SECTIONS WITH ENDS DETACHABLY SECURED TO SUPPORT	(ALLOWED)

TESSERA 3.4-008 CIP	APPLICATION: PATENT:	PCT/US93/06930	23JL1993	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT	NFFEECHAP2	24JA1995

TESSERA 3.0-009	APPLICATION: PATENT:	038,178	26MR1993	SEMICONDUCTOR CHIP ASSEMBLIES AND COMPONENTS WITH PRESSURE CONTACT	AMENDMENT	04JE1994

TESSERA 3.4-009	APPLICATION: PATENT:	PCT/US94/03346	28MR1994	SEMICONDUCTOR CHIP ASSEMBLIES AND COMPONENTS WITH PRESSURE CONTACT	PRE EXAM NAT FILE NFFEECHAP2	260C1994 26NO1994 26SE1995

TESSERA 3.0-017	APPLICATION:	096,700	23JL1993	SEMICONDUCTOR INNER LEAD	FOR. FILE	23JL1994
	PATENT:			BONDING TOOL	(ALLOWED)

TESSERA 3.3-018	APPLICATION: PATENT:	030,194	28AP1993	SEMICONDUCTOR CHIP ASSEMBLIES, METHODS OF MAKING SAME AND COMPONENTS FOR SAME

TESSERA 3.0-019	APPLICATION: PATENT:	123,882	20SE1993	METHOD OF FORMING INTERFACE BETWEEN DIE AND CHIP CARRIER	FOR. FILE	20SE1994

TESSERA 3.0-020	APPLICATION: PATENT:	096,693	23JL1993	SHAPED LEAD STRUCTURE AND METHOD	FOR. FILE	23JL1994

TESSERA 3.0-022	APPLICATION: PATENT:	246,113	19NY1994	METHOD OF ENCAPSULATING DIE AND CHIP CARRIER	FIL DECLAR ASSIGNMENT FOR. FILE INFODISC	19JL1994 19JL1994 19NY1995 19AU1994

ALL TESSERA PATENTS

AS OF JUNE 17, 1994

				TITLE	ACT DUE	DUE DATE

TESSERA 3.0-024	APPLICATION: PATENT:	143,080	260C1993	SEMICONDUCTOR CHIP CONNECTION COMPONENTS WITH ADHESIVES AND METHODS OF MAKING AND USING THE SAME	FOR. FILE	26OC1994

TESSERA 3.0-029	APPLICATION: PATENT:	190,779	01FE1994	MICROELECTRONICS UNIT MOUNTING WITH MULTIPLE LEAD MOUNTING	FOR. FILE	01FE1995

TESSERA 3.4-001 CANADA	APPLICATION: PATENT:	2,091,438	24SE1991	SEMICONDUCTOR CHIP ASSEMBLIES, METHODS OF MAKING SAME AND COMPONENTS FOR SAME	WXT TAX	23SE1994

TESSERA 3.4-001 EUROPAT	APPLICATION: PATENT:	91918245.1	24SE1991	SEMICONDUCTOR CHIP ASSEMBLIES, METHODS OF MAKING SAME AND COMPONENTS FOR SAME	WXT TAX	30SE1994

TESSERA 3.4-001 JAPAN	APPLICATION: PATENT:	516995/91	24SE1991	SEMICONDUCTOR CHIP ASSEMBLIES, METHODS OF MAKING SAME AND COMPONENTS FOR SAME	PETITNEXAM	24SE1998

TESSERA 3.4-001 S. KOREA	APPLICATION: PATENT:	93-700893	24SE1991	SEMICONDUCTOR CHIP ASSEMBLIES, METHODS OF MAKING SAME AND COMPONENTS FOR SAME